Exhibit 99.1


                       Cheniere Energy Subsidiary Engages
                Credit Suisse to Arrange $500 Million Term Loan


    HOUSTON--(BUSINESS WIRE)--Aug. 19, 2005--Cheniere Energy, Inc. (AMEX:LNG) announced that its indirect, wholly owned subsidiary, Cheniere LNG Holdings, LLC ("Holdings"), has engaged Credit Suisse to arrange a proposed $500 million Senior Secured Term Loan Facility (the "Facility"). Holdings owns Cheniere's 100% equity interest in Sabine Pass LNG, L.P. and Cheniere's 30% limited partner equity interest in Freeport LNG Development, L.P., each of which owns an LNG receiving terminal project that is currently under construction (the "Projects").
    The Facility would be used to fund: (1) Cheniere's remaining equity requirements for the construction of the Sabine Pass LNG receiving terminal; (2) a reserve account for Facility debt service obligations and pre-operating expenses; (3) fees and expenses of the transaction; (4) Cheniere's equity requirements including funds for the potential expansion of the Sabine Pass LNG receiving terminal, construction of the Corpus Christi and/or the Creole Trail LNG receiving terminals and pipelines from Cheniere's various LNG receiving terminals; and/or (5) Cheniere's general corporate purposes.
    The Facility would have a 7-year term and would be secured by the debt service reserve, all of the capital stock or other equity interests directly held by Holdings with respect to the Projects and all of the capital stock of Holdings. The consummation of the Facility will be subject to a number of customary conditions, including the delivery of closing documents.
    For additional information regarding the proposed Facility, please refer to the Cheniere Energy, Inc. Current Report on Form 8-K dated August 19, 2005, filed with the Securities and Exchange Commission on August 19, 2005.
    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements. No registration has been or will be made under the Securities Act of 1933 or any other securities laws in connection with the term loan facility.



    CONTACT: Cheniere Energy, Inc., Houston
             Investor Relations
             David Castaneda, 713-265-0202
             E-mail: Info@Cheniere.com